EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

January 5, 2007

Kintera, Inc.

9605 Scranton Road, Suite 200

San Diego, California 92121

Re:	Amended and Restated 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of (i) 950,000 shares of your common stock, $0.001 par value (the “Option Shares”) which will be issuable under the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), and (ii) 900,000 shares of your common stock (the “ESPP Shares” and together with the Option Shares, the “Shares”) available for future issuance under the Kintera, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the 2003 Plan and the ESPP, and the authorization of the issuance of the Option Shares and the ESPP Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold pursuant to the terms of the 2003 Plan or the ESPP, as the case may be, will be legally issued, fully paid and nonassessable common stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP